Exhibit 99.1

MIX TELEMATICS LIMITED

(Registration No. 1995/013858/06)

LONG-TERM INCENTIVE PLAN

	TABLE OF CONTENTS

1.	INTRODUCTION	3

2.	INTERPRETATION	3

3.	OPERATION OF THE PLAN	14

4.	PLAN LIMITS	16

5.	MAKING OF AWARDS	19

6.	SETTING AND REVIEWING OF PERFORMANCE CONDITION	20

7.	EXERCISE OF SARS	23

8.	SETTLEMENT OF AWARDS	24

9.	TERMINATION OF EMPLOYMENT AND DEATH 14.1(h)	27

10.	CHANGE OF CONTROL 14.1(g)	31

11.	VARIATION IN SHARE CAPITAL14.3(c)	33

12.	FORFEITURE AND LAPSE OF AWARDS	35

13.	FURTHER CONDITIONS	36

14.	DISCLOSURE IN ANNUAL FINANCIAL STATEMENTS14.8	38

15.	AMENDMENTS AND TERMINATION 14.2	38

16.	DOMICILIUM AND NOTICES	40

17.	DISPUTES	42

18.	GOVERNING LAW	44

1.	INTRODUCTION

1.1.
The purpose of this Plan is to provide selected Employees of the Employer Companies with the opportunity of receiving Shares in the Company and comprises of conditional rights to Shares (either in the form of Performance Shares, or Retention Shares) and Share Appreciation Rights (“SARs”).

1.2.	The Plan will be used for:

1.2.1.	Awards of Performance Shares, the Vesting of which will be subject to Performance Conditions; and/or

1.2.2.	Awards of SARs, the Vesting of which will be subject to Performance Conditions; and/or

1.2.3.	Ad hoc Awards of Retention Shares to selected Employees, based on individual performance, to address specific retention risks; and/or

1.2.4.	The Award of Retention Shares to specifically address sign-on requirements.

2.	INTERPRETATION

2.1.	In these Rules, unless inconsistent with the context, the following words and expressions shall have the meanings set out hereafter.

2.1.1. “Act”	the Companies Act 71 of 2008 as amended and any re-enactment or replacement thereof;

2.1.2. “ADS”	an American Depository Share in respect of Shares in the Company trading on the NYSE;

2.1.3. “Affiliate”	a company which is related to the Group by means of a formal agreement and/or minority shareholding, as determined by the Remco;

2.1.4. “Allocated”
for purposes of setting the Plan limits referred to in Rule 4, shall mean, at any time, the number of Shares which would be required by the Company or relevant Employer Company to Settle an Award of Performance Shares, SARs and/or Retention Shares;

2.1.5. “Auditors”	the auditors of the Company from time to time;

2.1.6. “Award”	(a)	a conditional right to a specified number of Performance Shares to an Employee in terms the Plan, and / or

(b)	a conditional right to a specified number of Retention Shares to an Employee in terms of the Plan; and / or

(c)	a conditional right to a specified number of SARs to an Employee in terms of the Plan;

2.1.7. “Award Date”
the date, specified in the Award Letter, on which an Award is made to an Employee (irrespective of the date on which the Award is actually accepted by the Employee), being a date not earlier than the date on which the RemCom resolved to make such an Award to an Employee;

2.1.8. “Award Letter”	a letter containing the information specified in Rule 5.2 sent by the Company, or its nominee, in consultation with the Employer Company, to an Employee informing the Employee of the Award to him;

2.1.9. “Award Price”
in relation to each SAR, the amount equal to the closing Share price on the Business Day prior to the day on which the Award is approved by the RemCom.  For the avoidance of doubt, where an SAR is Awarded in respect of an ADS, trading on the NYSE, the Award Price will be an amount in US Dollars, and where an SAR is Awarded in respect of an ordinary share, trading on the JSE, the Award Price will be an amount in South African Rand;

2.1.10. “Business Day”	any day on which the JSE is open for the transaction of business;

2.1.11. “Capitalisation Issue”	a capitalisation issue as contemplated in section 47 of the Act;

2.1.12. “Change of Control”	where a person (or persons acting together in concert), who did not have Control of the Company through a transaction, or series of transactions, acquires Control of the Company;

2.1.13. “Change of Control Date”	the date on which the Change of Control of the Company becomes effective;

2.1.14. “Company”	Mix Telematics Limited (Registration Number 1995/013858/06), with its primary listing on the JSE;

2.1.15. “Company Secretary”	the secretary of the Company from time to time;

2.1.16. “Control”	means:

(a)
the holding of shares or the aggregate of holdings of shares or other securities in the Company entitling the holder thereof to exercise, or cause to be exercised, more than the 50% (fifty percent) of the voting rights at shareholder meetings of the Company; or

(b)	the holding or control by a shareholder or member alone or pursuant to an agreement with other shareholders or members of more than 50% (fifty percent) of the voting rights in the Company; or

(c)
the entitlement, direct or indirect, to appoint a majority of Directors of the board of Directors of the Company, or to appoint or remove Directors having a majority of the votes exercisable at meetings of the board of Directors of the Company;

2.1.17. “Country Schedule”
a schedule to these Rules to be adopted as directed by the RemCom, governing participation in the Plan by employees employed by the Group in jurisdictions other than South Africa. Such Country Schedule shall form part of the Rules and will govern the award made in terms thereof;

2.1.18. “Date of Termination of Employment”	the earlier date of:

(i)	the date upon which a Participant delivers a notice of resignation from employment to his Employer Company; or

(ii)	the actual date upon which termination of permanent employment of a Participant with any Employer Company takes effect;

2.1.19. “Directors”	the directors of the Company from time to time;

2.1.20. “Employee”	any person holding permanent salaried employment or office with the Group, but excluding any non-executive director of the Group; 14.1(a), 14.4

2.1.21. “Employer Company”	a company in the Group which employs a Participant;

2.1.22. “Employment Condition”	the condition of continued employment with the Group for the duration of the Vesting Period, and in respect of any SARs, until the exercise thereof;

2.1.23. “Exercise Date”
in respect of any SARs which are exercised by a Participant or by his executor or the representative of the deceased estate of the Participant, the date on which the Exercise Notice is received by the Company Secretary;

2.1.24. “Exercise Notice”	the notice referred to in 7.1;

2.1.25. “Exercise Price”
in relation to each SAR, the closing Share price on the day before Exercise Date.  For the avoidance of doubt, where an SAR is Awarded in respect of an ADS, trading on the NYSE, the Exercise Price will be an amount in US Dollars, and where an SAR is Awarded in respect of an ordinary share, trading on the JSE, the Exercise Price will be an amount in South African Rand;

2.1.26. “Group”	the Company and its Subsidiary/ies from time to time, and the expression “member of the Group” shall be construed accordingly;

2.1.27. “JSE”
the exchange operated by the JSE Limited (registration number 2005/022939/06), a public company duly registered and incorporated with limited liability in accordance with the company laws of South Africa, licensed as an exchange under the Financial Markets Act, No 19 of 2012, , as amended and any re-enactment or replacement thereof;

2.1.28. “JSE Listings Requirements“	the Listings Requirements as amended from time to time by the JSE, whether by way of practice note or otherwise;

2.1.29. “Liquidation Date”	the date on which application for the final liquidation of the Company is successful;

2.1.30. “Majority of Operations”	all or the greater part of the assets or undertaking of the Company;

2.1.31. “NYSE”	the New York Stock Exchange;

2.1.32. “Participant”	an Employee who has accepted an Award made to him in terms of the Plan and includes the executor of such Employee’s deceased estate where appropriate;

2.1.33. “Performance Condition”	a condition of Vesting of an Award of Performance Shares and SARs, as set out in the Award Letter, which may be, but are not limited to:

(i)	Total Shareholder Return;

(ii)	Earnings Before Interest and Tax;

(iii)	Earnings Before Interest, Tax and Amortisation;

(iv)	Headline Earnings Per Share / Earnings Per Share;

(v)	Return on Capital Employed;

(vi)	Return on Equity;

(vii)	Increase in Share Price;

(viii)	Economic Value;

(ix)	Return on Assets;

(x)	Free cash-flow targets; and

(xi)	Broad-based Black Economic Empowerment;

2.1.34. “Performance Period”	the period in respect of which a Performance Condition is to be satisfied, as set out in the Award Letter;

2.1.35. “Performance Shares”	conditional rights to Shares, the Vesting of which is subject to the fulfilment of the Employment Condition and Performance Condition;

2.1.36. “Plan”	the Mix Telematics Limited Long Term Incentive Plan constituted by these Rules, and amended from time to time;

2.1.37. “Prohibited Period”	(a)	a closed period as defined in the JSE Listings Requirements and/or the requirements of the NYSE applicable to the Company from time to time; or

(b)	any other period, as determined by the Directors, when there exists any matter which constitutes unpublished price sensitive information in relation to the Company’s securities;

2.1.38. “Recharge Policy”	a policy or agreement in force from time to time between the Company and an Employer Company regulating the funding of the Settlement;

2.1.39. “RemCom”
the remuneration and nomination committee of the board of Directors, the members of which do not hold any executive office within the Group and who will not be eligible for participation in the Plan, charged with the administration of all or part of the Plan; 14.4, 14.5

2.1.40. “Retention Shares”	conditional rights to Shares, the Vesting of which is subject to the fulfilment of the Employment Condition;

2.1.41. “Retirement”	in relation to a Participant, the normal retirement age as determined by the Company, or with the approval of the Directors, prior to the normal retirement age;

2.1.42. “Rights Issue”	the offer of any securities of the Company to all ordinary shareholders of the Company pro rata to their holdings at the record date;

2.1.43. “Rules”	these Rules of the Plan, as amended from time to time;

2.1.44. “SAR”
a share appreciation right, being a conditional right to participate in the appreciation in the market value of a Share or any number of Shares (as specified in the Award Letter) between the Award Date and the Exercise Date of that number of SARs exercised;

2.1.45. “SAR Period”
the period from the Award Date, to midnight (Central African Time) on the date stated in the Award Letter as being the date on which the SAR will lapse, being no later than the sixth anniversary of the Award Date;

2.1.46. “Settlement”
following the Vesting of an Award of Performance Shares, and / or Retention Shares and the Exercise Date of a SAR, transfer to a Participant of the required number of Shares in accordance with the Settlement methods stipulated in Rule 8.3  and the words “Settle” and “Settled” shall bear a corresponding meaning;

2.1.47. “Settlement Date”	the date on which Settlement shall occur;

2.1.48. “Share”	an ordinary share listed on the JSE in the capital of the Company, or, where applicable, the proportionate equivalent number of ADSs, determined according to the relevant Country Schedule;

2.1.49. “Subsidiary”	a company which is a subsidiary of the Company within the meaning of the Act;

2.1.50. “Vest”	(a)
in relation to the Performance Shares and / or Retention Shares, the event which confers on the Participant the unconditional entitlement to the Settlement of the Performance Shares and / or Retention Shares (free of any restrictions or conditions that could result in the forfeiture thereof as determined according to Rule 6.3) and

(b)	in relation to a SARs, the event which entitles the Participant to exercise the SARs;

and “Vesting” and “Vested” shall be construed accordingly;

2.1.51. “Vesting Date”	the dates on which Vesting occurs, as regulated in terms of these Rules; and

2.1.52. “Vesting Period”	the period(s) commencing on the Award Date and ending on the date(s) as specified in the Award Letter (both dates included).

2.2.	The headings in these Rules are inserted for reference purposes only and shall in no way govern or affect the interpretation hereof.

2.3.	If any provision in a definition is a substantive provision conferring rights or imposing obligations on any party, effect shall be given to it as if it were a substantive provision.

2.4.
Unless the context indicates otherwise, an expression that denotes any gender includes the others; a natural person includes a created entity (corporate or unincorporated) and the singular includes the plural, and vice versa in each case.

2.5.	References in these Rules to any statutory provisions include a reference to those provisions as amended or replaced from time to time and include any regulations made under them.

3.	OPERATION OF THE PLAN

3.1.	Basis of Awards 14.1(f)

3.1.1.	The RemCom may from time to time call, upon the Employer Companies to nominate Employees for participation in the Plan.

3.1.2.	The RemCom will have final authority to decide:

3.1.2.1.	which Employees will participate in the Plan in respect of each Award;

3.1.2.2.	subject to Rule 4.1, the aggregate quantum of Performance Shares and / or SARs and / or Retention Shares to comprise Awards to all Employees;

3.1.2.3.
subject to Rule 4.2, the number of Performance Shares and / or SARs and / or Retention Shares that may comprise an Award to an Employee by taking into consideration the Employee’s salary, grade, individual performance, retention requirements and market benchmarks (as applicable);

3.1.2.4.	the Vesting Period(s) and Vesting Date(s) in respect of each Award;

3.1.2.5.	the terms of the Performance Condition(s) (if applicable);

3.1.2.6.	the Performance Period(s) (if applicable);

3.1.2.7.	subject to Rule 8, the method used to Settle each Award, however where possible and prudent the dilution of existing shareholders should be avoided; and

3.1.2.8.	all other issues relating to the governance and administration of the Plan.

3.1.3.
When, the RemCom approves an Award of Performance Shares, and / or SARs and / or Retention Shares, the RemCom shall notify the Company and the Employer Company of each Employee who has been approved for participation in the Plan.

3.1.4.
The Company or its nominee shall issue an Award Letter to every Employee who has been approved for participation in the Plan as soon as is practically possible after receiving the RemCom’s notification in terms of Rule 3.1.3.

3.1.5.
The Company or Employer Companies will, as regulated by the Recharge Policy, remain responsible to procure the Settlement of Shares under the Plan to the Participants employed by them on the Settlement Date.

3.1.6.	A Participant will not be entitled to any shareholder rights in and to the Performance Shares and/ or SARs and / or Retention Shares prior to the Settlement of such an Award.

3.1.7.
Subject to Rule 9, Vesting of the Performance Shares and / or SARs and / or Retention Shares will in all instances be subject to the Employment Condition and the Vesting of Performance Shares and / or SARs will further be subject to the satisfaction of Performance Condition(s), measured over the Performance Period(s).

4.	PLAN LIMITS

4.1.	Overall Company Limit 14.1(b)

4.1.1.
Subject to Rule 4.3, the aggregate number of all Shares which may be issued in settlement of the Company’s obligation under the Plan shall not exceed 78 751 250 Shares. For the avoidance of doubt, allocations under the Company’s existing JSE approved share option plan dated 8 October 2007 will not be taken into account when determining this limit.

4.1.2.
Subject to Rule 4.3, the aggregate number of Awards which may be Allocated during the life of this plan shall not exceed 120 000 000, provided that the number of Retention Shares Allocated shall not exceed 12 000 000 and the number of Performance Shares Allocated shall not exceed 30 000 000.  For the avoidance of doubt, the aggregate number of Awards Allocated during the life of this plan shall include all Shares issued in terms of Rule 4.1.1

4.1.3.
Subject to Rules 4.1.2 and 4.3, in any financial year of the Company, the aggregate number of Awards which may be Allocated shall not exceed 20 000 000, provided that the number of Retention Shares Allocated shall not exceed 2 000 000 and the number of Performance Shares Allocated shall not exceed 5 000 000.

4.1.4.	The limit referred to in Rule 4.1.1 shall include the following:

4.1.4.1.
Shares held by a Subsidiary, or trust established by the Company and which have been utilised by the Company in Settlement of this Plan as contemplated in Rules 8.3.2 and 8.3.3 unless such Shares were purchased as contemplated under Rule 4.1.5; and

4.1.4.2.	The actual number of new Shares allotted and issued by the Company in Settlement of this Plan as contemplated in Rules 8.3.4 and 8.3.5.

4.1.5.
The limit referred to in Rule 4.1.1 shall exclude Shares purchased in the open market by any company in the Group and held in treasury for the purposes of Settlement of an Award. The Company shall reflect the number of such Shares held each year in their financial statements.

4.1.6.
The limit referred to in Rule 4.1.1 shall exclude Performance Shares and/or SAR and/or Retention Shares comprising an Award which is not subsequently Settled to a Participant as a result of the forfeiture thereof.

4.2.	Individual limit 14.1(c)

Subject to the provisions of Rule 11, the aggregate maximum number of Shares Allocated to any single Participant under this Plan in respect of all Awards (both Vested and unvested) shall not exceed 12 000 000 Shares.

4.3.	Adjustments 14.3 (a), (b), (c), (d) and (e)

4.3.1.
The RemCom must, where required, adjust the number of Shares available for the Plan stated in Rule 4.1 (without the prior approval of shareholders in a general meeting), to take account of a sub-division or consolidation of the Shares of the Company. Such adjustment should ensure that the limit as stated in Rule 4.1, represents the same proportion of the equity capital in the Company as it represented before such event 14.3(a)

4.3.2.
The RemCom may, where required, adjust the number of Shares available for the individual limit stated in Rule 4.2 (without the prior approval of shareholders in a general meeting) to take account of a capitalisation issue, a special distribution, a Rights Issue or reduction in capital of the Company. Such adjustment should give a Participant entitlement to the same proportion of equity capital as that to which he was previously entitled 14.3(b)

4.3.3.
The Auditors, or other independent advisor acceptable to the JSE, shall confirm to the JSE in writing that any such adjustment made in terms of Rule 4.3.1 and 4.3.2 has been properly calculated on a reasonable and equitable basis, in accordance with the Rules. 14.3(d)

4.3.4.
The issue of Shares as consideration for an acquisition, and the issue of Shares or a vendor consideration placing will not be regarded as a circumstance that requires any adjustment to limit stated in Rule 4.1 and 4.2.14.3(c)

4.3.5.	Any adjustments made in terms of Rule 4.3.1 and Rule 4.3.2 must be reported on in the Company’s financial statements in the year during which the adjustment is made. 14.3(e)

5.	MAKING OF AWARDS

5.1.	Time when Awards may be made

5.1.1.	Subject to Rule 3, the RemCom may on behalf of any Employer Company, select any Employee for participation in the Plan, and make an Award to such Employee:

5.1.1.1.	after the Plan has been approved by shareholders; and

5.1.1.2.
on any day on which there are no restrictions on the making of Awards, being restrictions imposed by a Prohibited Period, statute, order, regulation or directive, or by any code adopted by the Company based on the provisions contained in the King report on corporate governance relating to dealings in securities by directors or the JSE Listings Requirements, and NYSE listing requirements, as the case may be.

5.2.	Award Letter

5.2.1.	The Award Letter shall be in writing and shall specify the terms of the Award including:

5.2.1.1.	the name of the Employee;

5.2.1.2.	the Award Date;

5.2.1.3.	the number of Performance Shares and / or SARs and / or Retention Shares;

5.2.1.4.	for SARs, the Award Price;

5.2.1.5.	for SARs, the SAR Period;

5.2.1.6.	the Vesting Date and Vesting Period;

5.2.1.7.	the Performance Condition and Performance Period for Performance Shares and / or SARs; and

5.2.1.8.	any other relevant terms and conditions.

5.3.	An Award shall:

5.3.1.	be personal to the Employee to whom the Award Letter is addressed and may only be acted on by such Employee;

5.3.2.	indicate that the Employee must accept the Award in writing within the period specified in the Award Letter (being a period of not more than 30 (thirty) days after the Award Date); and

5.3.3.	state that it is made on the terms and subject to the conditions of the Rules of the Plan.

6.	SETTING AND REVIEWING OF PERFORMANCE CONDITION

6.1.	Setting of the Performance Condition

6.1.1.	The Vesting of an Award of Performance Shares and SARs will be subject to the satisfaction of the Performance Condition, Employment Condition and any other conditions set by the RemCom.

6.1.2.	Any such Performance Condition and any further condition imposed under Rule 6.1.1 shall be:

(i)	objective; and

(ii)	set out in, or attached in the form of a schedule to, the Award Letter.

6.2.
Should an event occur at any point during the Performance Period which causes the RemCom to consider that the Performance Condition is no longer appropriate, the RemCom may substitute or vary the Performance Condition in such manner as:

6.2.1.	is reasonable in the circumstances; and

6.2.2.	produces a fairer measure of performance and is not materially less or materially more difficult to satisfy.

The Award will then take effect subject to the Performance Condition as so substituted or varied and communicated to the Participant.

6.3.	Review of Performance Condition(s) and Vesting of Awards

6.3.1.	Subject to Rules 9 and 10, and Award will Vest on the later of:

6.3.1.1.	the date or dates on which the Participant has satisfied the Employment Condition(s) as specified in the Award Letter; and

6.3.1.2.	to the extent applicable, the date on which the RemCom determines that the Performance Condition (s) have been satisfied; and

6.3.1.3.	to the extent applicable, any other conditions been imposed have been satisfied.

6.3.2.
In the case of Performance Shares and / or SARs, as soon as reasonably practicable after the end of the Performance Period in relation to that Award, the RemCom shall review the Performance Condition(s) as specified in the Award Letter and determine the extent to which it has been satisfied.

6.3.3.
If the RemCom is satisfied that the Performance Condition(s) has been fulfilled, the RemCom shall calculate the number of Performance Shares and / or SARs that will Vest for each Participant and shall notify the Participant of this fact accordingly.

6.3.4.
To the extent that the RemCom is satisfied that the Performance Condition(s) have not been fulfilled, the Performance Shares and / or SARs subject to the Performance Condition(s) shall not Vest and will lapse immediately. The Participant shall be notified of such fact accordingly.

6.3.5.
In the event that the Performance Condition(s) have to be reviewed prior to the end of the Performance Period, as envisaged by Rule 9.2, the RemCom will have regard to the following when determining whether, and the extent to which, the Performance Condition(s) have been satisfied:

6.3.5.1.	where the event which triggers the early review occurs within 6 months of the end of the preceding Performance Period, the results of the previous Performance Period will be used; and

6.3.5.2.
where the event which triggers the early review occurs more than 6 months after the end of the  preceding Performance Period, the Performance Condition will be reviewed by reference to the results of the forthcoming Performance Period.

6.4.
Following the Vesting of an Award of Performance Shares and/or Retention Shares, the Participant will become entitled to the Settlement of the Shares comprised in the Award, free of any further restrictions, in Settlement thereof.

6.5.	Following the Vesting of an Award of SARs, the Participant will become entitled to exercise the SAR in accordance with the provisions of Rule 7.

6.6.
Subject to the amounts which may be withheld in accordance to Rule 13.2, no amount will be payable by the Participant in respect of the Performance Shares and / or SARs and / or Retention Shares on the Vesting Date. 14.1(d)(i) .

7.	EXERCISE OF SARS

7.1.
Vested SARs, if exercised, must be exercised by a Participant in writing or by electronic mail delivered to the Company Secretary. Such an Exercise Notice must be completed, signed by the Participant or by his appointed agent or if the SARs are exercise after the Participant’s death, by his executor, and must specify the number of SARs that are being exercised.

7.2.	SARs that have not Vested may not be exercised.

7.3.
Subject to Rule 7.4, Vested SARs may be exercised at any time before the expiry of the SAR Period, provided that the Participant is in the employ of any Employer Company, but still subject to the provisions of Rule 9.

7.4.
Subject to Rule 13.3, notwithstanding anything to the contrary contained in these Rules no SARs may be exercised during a Prohibited Period, statute, order, regulation or directive, or by any code adopted by the Company based on the provisions contained in King III relating to dealings in securities by directors or the Listings Requirements of the JSE, as the case may be.

8.	SETTLEMENT OF AWARDS

8.1.	For Performance Shares, and / or Retention Shares:

8.1.1.
Following the Vesting Date of an Award, the Company or relevant Employer Company shall within 30 (thirty) days of the Vesting Date procure the Settlement of that number of Performance Shares and / or Retention Shares to the Participant in accordance with the Settlement methods described in Rule 8.3.

8.2.	For SARs:

8.2.1.
Following the exercise of SARs, the Company or relevant Employer Company shall within 30 (thirty) days of the Exercise Date procure the Settlement of the number of Shares calculated in accordance with Rule 8.2.2 to the Participant in accordance with the Settlement methods described in Rule 8.3.

8.2.2.	The number of Shares to be delivered to the Participant in accordance with Rule 8.2.1 shall be calculated by reference to the formula:

A = (B – C) x D

      B

Where:

A = the number of Shares, rounded to the nearest whole number, to which a Participant is entitled;

B = the Exercise Price;

C = the Award Price; and

D = the number of SARs being exercised.

8.3.	Any one of the following Settlement methods may be used to Settle Awards, as directed by the RemCom:

8.3.1.
The Company or relevant Employer Company will, if so instructed by the RemCom, incur an expense by making a cash contribution to any third party equal in value to the required number of Shares in Settlement of the Award on the basis that the third party will acquire the required number of Shares on the market and effect Settlement to the Participant; or 14.9(c)

8.3.2.	The relevant Employer Company by which that Participant is employed will use Shares held in treasury account and effect Settlement to that Participant; or

8.3.3.
The Company or relevant Employer Company by which that Participant is employed will, if so instructed by the RemCom incur an expense by paying the purchase contribution to any Subsidiary, other than an Employer  Company, which holds Shares in treasury account for Settlement to that Participant, on the basis that the Subsidiary will deliver the Shares to the Participant for and on behalf of the Company or relevant Employer Company, for the purpose of discharging the Company or relevant Employer Company’s obligation to deliver Shares to Participants. The purchase contribution which the Company or relevant Employer Company shall make to the Subsidiary shall be either:

8.3.3.1.	the market value per Share on the Settlement Date; or

8.3.3.2.	an amount equal to the cost incurred by the Subsidiary in acquiring the Shares held in treasury;

or

8.3.4.
The Company or relevant Employer Company will, if so instructed by the RemCom, incur an expense by paying the purchase contribution to a third party equal in value to the subscription price of the Shares concerned, on the basis that the third party will acquire the number of Shares required for the purpose of discharging such Employer Company’s obligation to effect Settlement to Participants by way of subscription for new Shares to be allotted and issued by the Company, for a subscription price per Share of the market value per Share on the Settlement Date.

or

8.3.5.
The Company will, if so instructed by the RemCom, issue Shares to the Participants, and where such Participants are employed by another Employer Company, recharge the related costs to the respective Employer Company in terms of the Recharge Policy.

8.3.6.
The number of Performance Shares and / or SARs and / or Retention Shares delivered to the Participant in Settlement shall be that stipulated in the Award Letter irrespective of the cost to the Company or Employer Company.

8.3.7.	The RemCom may, in its sole discretion, direct that the Award is Settled in cash on the Settlement Date including, inter alia, where:

8.3.7.1.
the Company does not wish to dilute the shareholding of its existing shareholders by the issuance of Shares to Settle an Award and the Company has sufficient surplus cash available to Settle such Award in cash on the Settlement Date;

8.3.7.2.
a Participant resides outside of the Republic of South Africa and the Participant is unable to take possession of the Shares Awarded to him without incurring significant administrative expenses and/or the Participant is not reasonably able to open the necessary brokerage account in order to take possession of such Shares; and/or

8.3.7.3.
the quantum of the Award is such that the costs associated with the Participant acquiring Shares in accordance with any of the other Settlement methods referred to in this Rule 8.3 does not warrant the acquisition of such Shares by the Participant;

8.4.
Where the Company incurs costs in the Settlement of an Award, whether in the form of the cash contribution or otherwise, the Company will recharge such costs to the relevant Employer Company in terms of the Recharge Policy.

8.5.	A Participant shall be entitled to all shareholder rights in respect of the Shares received on Settlement as of the Settlement Date and the Shares shall rank pari passu with existing shares. 14.6

9.	TERMINATION OF EMPLOYMENT AND DEATH 14.1(h)

9.1.	Resignation or dismissal

9.1.1.	If a Participant’s employment with any Employer Company terminates before the Vesting Date (for a Performance Share or Retention Share), or before the Exercise Date (for SARs) by reason of:

(i)	his resignation; or

(ii)
dismissal on grounds of misconduct, proven poor performance or proven dishonest or fraudulent conduct (whether such cessation occurs as a result of notice given by him or otherwise or where he resigns to avoid dismissal on ground of misconduct, poor performance or proven dishonest or fraudulent conduct); or

(iii)	his abscondment; or

(iv)	any reason other than stated in Rule 9.2,

all Awards of Performance Shares and / or Retention Shares, as well as any unexercised  SARs (Vested and unvested), will be forfeited in their entirety and will lapse immediately on the Date of Termination of Employment.

For the avoidance of doubt, any Awards of Performance Shares and / or Retention Shares which have already Vested and in the case of SAR, any exercised SARs, will be unaffected by this provision.

9.1.2.
For the purposes of this Rule 9, a Participant will not be treated as ceasing to be an Employee of an Employer Company if, on the same date on which he ceases to be an Employee of an Employer Company, he is employed by another Employer Company or an Affiliate.

9.2.	Death, Retirement, retrenchment, ill-health, injury, disability and sale of Employer Company

9.2.1.	If a Participant’s employment with any Employer Company terminates prior to the Vesting Date by reason of:

9.2.1.1.	death; or

9.2.1.2.	Retirement; or

9.2.1.3.	retrenchment, as determined in accordance with the Employer Company’s policy; or

9.2.1.4.	ill-health, injury or disability, in each case as certified by a qualified medical practitioner nominated by the relevant Employer Company and determined to the satisfaction of the RemCom; or

9.2.1.5.	the Participant’s Employer Company ceasing to be a member of the Group or the undertaking in which he is employed being transferred to a transferee which is not a member of the Group; or

9.2.1.6.	any other reason, not listed above or in Rule 9.1.1;

a portion of his Award(s) shall Vest on the Date of Termination of Employment (in the case of Retention Shares) or the date as soon as reasonably possible thereafter when the RemCom has determined the extent to which the Performance Condition(s) have been met in accordance with Rule 6.3.5 (in the case of an Award of Performance Shares and / or SARs). The portion of the Award which shall Vest will be calculated in accordance with Rules 9.2.2 and 9.2.3. The portion of the Award of Performance Shares and / or SARs which do not Vest shall lapse.

In terms of SARs, the Participant will then have a period of 12 months from the Vesting Date to exercise SARs so Vested. To the extent that SARs are not exercised during this period, they will lapse upon their expiry.

9.2.2.
In respect of Retention Shares, the portion of the Award which shall Vest will reflect the number of complete months served since the Award Date to the Date of Termination of Employment, over the total number of months in the Vesting Period.

9.2.3.	In respect of the Performance Shares and / or SARs, if the Participant’s employment is terminated due to:

9.2.3.1.
death, the RemCom will calculate whether, and the extent to which the Performance Condition(s) have been satisfied on the Date of Termination of Employment by reference to immediately preceding Performance Period. The portion of the Award which shall Vest will be determined based on the extent to which the Performance Condition(s) have been satisfied and the number of complete months served since the Award Date to the Date of Termination of Employment over the total number of months in the Vesting Period; or

9.2.3.2.
retrenchment, Retirement, ill-health, injury, disability and sale of Employer Company, the RemCom will, in accordance with Rule 6.3.5, calculate whether, and the extent to which, the Performance Condition(s) have been satisfied on the Date of Termination of Employment. The portion of the Award which shall Vest will be determined based on the extent to which the Performance Condition(s) have been satisfied and the number of complete months served since the Award Date to the Date of Termination of Employment over the total number of months in the Vesting Period.

9.2.4.
To the extent that there is more than one Vesting Date and more than one Vesting Period in respect of a particular Award, the calculation set out in Rules 9.2.2 and 9.2.3 should be carried out in respect of each Vesting Period.

9.2.5.	The portion of the Award that does not Vest will lapse on the Date of Termination of Employment.

9.2.6.
Where a Participant holds Vested but unexercised SARs on the Date of Termination of Employment and the reason for termination is as set out in Rule 9.2, those SARs can be exercised within a period of 12 months following the Date of Termination of Employment, subject to the 12 months being within the SAR Period. To the extent that a SAR is not exercised during this period, it will lapse upon the earlier of the expiry of the 12 month period or the SAR Period.

9.2.7.	For the avoidance of doubt, any Awards of Performance Shares and / or Retention Shares which have already Vested and SARs which have already been exercised will be unaffected by this provision.

10.	CHANGE OF CONTROL 14.1(g)

10.1.
Subject to Rule 10.6, and subject also to the RemCom determining otherwise in its absolute discretion, in the event of a Change of Control of the Company occurring before the Vesting Date which directly results in:

10.1.1.	the Shares ceasing to be listed on the JSE or;

10.1.2.	the Majority of Operations of the Company being merged with those of another company or companies; or

10.1.3.	the Plan being terminated;

a portion of the Award held by a Participant will Vest on the Change of Control Date (in the case of Retention Shares), or as soon as reasonably practicable thereafter when the RemCom has determined the extent to which the Performance Condition(s) have been met in accordance with Rule 6.3.5 (in the case of Performance Shares and / or SARs). The portion of the Award which shall Vest will be calculated in accordance with Rules 10.2 and 10.3.

10.2.
In respect of Retention Shares, the portion of the Award which shall Vest will reflect the number of complete months served since the Award Date to the Change of Control Date, over the total number of months in the Vesting Period.

10.3.
In respect of Performance Shares and / or SARs, the RemCom will calculate whether, and the extent to which, the Performance Condition(s) have been satisfied on the Change of Control Date by reference to immediately preceding Performance Period. If they have been satisfied, the portion of the Performance Shares and / or SARs which shall Vest will be determined based on the extent to which the Performance Condition(s) have been satisfied at the Change of Control Date and the number of complete months served since the Award Date to the Change of Control Date over the total number of months in the Vesting Period.

10.4.
To the extent that there is more than one Vesting Date and more than one Vesting Period in respect of a particular Award, the calculation set out in Rules 10.2 and 10.3 should be carried out in respect of each Vesting Period.

10.5.
The portion of the Award that does not Vest on the Change of Control Date will, except on the termination of the Plan as envisaged in Rule 10.1.3 in which case it will lapse, continue to be subject to the terms of the Award Letter relating thereto unless the RemCom determines that the terms of the Award Letter relating thereto are no longer appropriate. In this case the RemCom shall make such adjustment to the number of Awards or convert Awards into awards in respect of shares in one or more other companies provided the Participants are no worse off. The RemCom may also vary the Performance Condition(s) in accordance with Rule 6.2. 14.3(a)

10.6.
Subject to Rule 11, if any other event happens which may affect the Awards, including the Shares ceasing to be listed on the JSE (unless pursuant to a Change of Control as referred to in Rule 10.1.1) or if there is an internal reconstruction or other event which does not involve:

10.6.1.	any Change of Control; or

10.6.2.	any change in the ultimate Control of the Company; or

10.6.3.	a Change of Control which does not result directly in an event specified in Rules 10.1.1, 10.1.2 or 10.1.3;

the Award held by a Participant shall not Vest as a consequence of that event and shall continue to be governed by the Rules of the Plan. However, the RemCom may take such action as it considers appropriate to protect the interests of Participants following the occurrence of such event, including converting Awards into awards in respect of shares in one or more other companies, provided the Participant is no worse off. The RemCom may also vary the Performance Condition(s) relating to Performance Shares and / or SARs in accordance with Rule 6.2.

11.	VARIATION IN SHARE CAPITAL14.3(c)

11.1.	Capitalisation Issue, Rights Issue, subdivision or consolidation of Shares, liquidation, etc

11.1.1.	In the event of a:

11.1.1.1.	Capitalisation Issue; or

11.1.1.2.	A Rights Issue; or

11.1.1.3.	a subdivision of Shares; or

11.1.1.4.	a consolidation of Shares; or

11.1.1.5.	the Company entering into a scheme of arrangement as contemplated in section 114 of the Act; or

11.1.1.6.
the Company making a special distributions to Shareholders, including a reduction of capital, a distribution in specie and any distribution other than a dividend paid in the ordinary course of business,

Participants shall continue to participate in the Plan. The RemCom may make such adjustment to the number of unvested Performance Shares and / or SARs and / or Retention Shares comprised in the relevant Award or take such other action to place Participants in no worse a position than they were prior to the occurrence of the relevant event. Such adjustment should give the Participant an entitlement to an equivalent proportion of the equity capital of the Company as that to which he was entitled prior to the occurrence of the relevant event.

11.2.	The issue of Shares as consideration for an acquisition, and the issue of Shares or a vendor consideration placing will not be regarded as a circumstance that requires any adjustment to Awards.14.3(c)

11.3.
The Company shall notify the Participants of any adjustments which are made under Rule 11.1 and shall further comply with Rule 4.3. Where necessary, in respect of any such adjustments, the Company’s Auditors, acting as experts and not as arbitrators and whose decision shall be final and binding on all persons affected thereby, shall confirm to the Company in writing that these are calculated on a reasonable and non-prejudicial basis. 14.2(b)

11.4.	Any adjustments made will be reported in the Company’s annual financial statements in the year during which the adjustment is made. 14.10

11.5.
If the Company is placed into liquidation for purposes other than reorganisation, an Award shall ipso facto lapse as from the Liquidation Date and any unvested Performance Shares, SARs and Retention Shares, as well as Vested but unexercised SARs shall lapse from the Liquidation Date. 14.1(e )

12.	FORFEITURE AND LAPSE OF AWARDS

12.1.	Notwithstanding any other provision of the Rules, an Award shall lapse on the earliest of:

12.1.1.
The RemCom determining that the Performance Condition(s) (in relation to Performance Shares and / or SARs), or any further condition imposed under Rule 5.2, in relation to Performance Shares and / or SARs and / or Retention Shares, has not been satisfied either in whole or in part in respect of the Award and can no longer be satisfied;

12.1.2.	Subject to Rule 9 and 10, the Date of Termination of Employment;

12.1.3.	In respect of SARs, upon the expiry of the SAR Period as specified in the Award Letter, to the extent that they are not exercised;

12.1.4.	The Liquidation Date, in accordance with Rule 11.5; and

12.1.5.	Any other date provided for under these Rules.

12.2.	Shares held in trust may only be sold once the employment of a Participant is terminated or the Participant is deceased, or on behalf of a Participant once the Awards have vested. 14.9(b)

12.3.
Notwithstanding the provisions of Rule 12.1, if an extended SAR Period is required due to the fact that the SAR Period expires during a Prohibited Period, the SAR Period shall be extended for a period of 30 (thirty) days from the end of the Prohibited Period.

13.	FURTHER CONDITIONS

13.1.
In circumstances where the tax and/or regulatory requirements of a particular jurisdiction where a Participant works makes the delivery of Shares impossible or impractical, the RemCom can direct alternative arrangements including (but not limited to) that the Participants be paid a cash amount on the Vesting Date or Exercise Date, as applicable, in lieu of Shares that would have become liable to be delivered to the Participant, which is equivalent to the aggregate market value of such Shares as at the Vesting Date or Exercise Date, as applicable, on such date. The terms and conditions of such award will be set out in a separate Country Schedule.

13.2.	An Employer Company may withhold any amount required:

13.2.1.
to meet any costs, including Securities Transfer Tax, in respect of the Vesting of an Award of Performance Shares and / or Retention Shares, and / or for the Vesting or exercise of A SAR, for which the Participant is liable; or

13.2.2.	for employees’ tax, or any other tax requirements which may arise under;

13.2.2.1.	the South African Income Tax Act, 58 of 1962 or any other South African laws applicable to any Participants; and/or

13.2.2.2.	the Internal Revenue Code or any other United States laws applicable to any Participants, and/or

13.2.2.3.	any other tax laws applicable to any participant; from the Participant’s remuneration or any other amount due by the Employer Company to the Participant.

13.3.
The Employer Company will delay the exercise (in the case of a SAR), Settlement or Vesting of the Award, whichever is appropriate, to the Participant if the acquisition or disposal of the Shares would otherwise:

13.3.1.	occur during a Prohibited Period; or

13.3.2.	be in contravention of any code adopted by the Company relating to dealings in securities by Directors; or

13.3.3.	be prohibited by insider trading legislation or any other legislation or regulations, until the second business day following the expiry of such event.

13.4.	The rights of Participants under this Plan are determined exclusively by these Rules.

13.5.	Except as otherwise provided in the Rules, the Participant has no right to any compensation, damages or any other sum or benefit by reason of the fact that:

13.5.1.	he ceased to be a Participant in the Plan; or

13.5.2.	any of his rights or expectations under this Plan were reduced or lost.

13.6.	The Company will ensure compliance with paragraphs 3.63 – 3.74 (director dealings) of the JSE Listings Requirements in terms of share dealings by the Company relating to the Plan. 14.9(d)

13.7.	The issue of shares to employees who do not fall under the Rules of this Plan will be treated as a specific issue for cash as contemplated in paragraph 5.51 of the JSE Listings Requirements.14.11

13.8.	Where a Participant is transferred from one Employer Company to another Employer Company:

13.8.1.	all Awards granted to such Participant by the first Employer Company shall remain in force on the same terms and conditions as set out in these Rules; and

13.8.2.
unless otherwise agreed in writing between the two Employer Companies concerned, the second Employer Company shall assume a pro-rata portion of the first Employer Company's obligations in respect of the relevant Awards in consideration for obtaining the Participant's services from the first Employer Company.

13.9.	Shares will only be issued or purchased once a Participant has been formally identified. 14.9(a)

14.	DISCLOSURE IN ANNUAL FINANCIAL STATEMENTS14.8

The Company shall disclose in its annual financial statements the number of Shares that may be utilised for purposes of the Plan at the beginning of the accounting period and changes in such number during the accounting period and the balance of Shares available for utilisation for purposes of the Plan at the end of the accounting period.

15.	AMENDMENTS AND TERMINATION 14.2

15.1.
Subject to the provision of this Rule 15 and in particular, Rules 15.2 and 15.3, the RemCom may at any time alter, vary or add to these terms and conditions as it thinks fit.  Amendments to these terms and conditions may only affect Awards to Participants that have already been made if they are to the advantage of Participants, and subject to the Listings Requirements.

15.2.	Except as provided in Rule 15.3 the provisions relating to: 14.2

15.2.1.	eligibility to participate in the Plan;14.1(a)

15.2.2.	the number of Shares which may be utilised for the purpose of the Plan as envisaged in Rule 4.1; 14.1(b)

15.2.3.	the limitations on benefits or maximum entitlements envisaged in Rule 4.2; 14.1(c)

15.2.4.	the basis upon which Awards are made as stipulated in Rule 3.1; 14.1(f)

15.2.5.	the amount payable upon the Award, Vesting, exercise (in the case of SARs) and Settlement;

15.2.6.	the voting, dividend, transfer and other rights attached to the Awards, including those arising on a liquidation of the Company; 14.1(e)

15.2.7.	the adjustment of Awards in the event of a variation of capital of the Company or a Change of Control of the Company; 14.1(g);

15.2.8.	the procedure to be adopted in respect of the Vesting of Awards in the event of termination of employment as envisaged in Rule 9; 14.1(h)

15.2.9.	the terms of this Rule 15.2; and

15.2.10.	any other material amendments to these Rules

may not be amended without the prior approval of the JSE and by ordinary resolution of 75% (seventy five percentage) of shareholders of the Company present or by proxy, in general meeting, excluding all the votes attached to all Shares owned by persons as a result of the Vesting of Performance Shares and Retention Shares under this Plan who are current Participants in the Plan and who may be impacted by the changes.

15.3.
Subject to Rule 15.2 the RemCom may make minor amendments for ease of the administration of the Plan, to comply with or take account of the provisions of any proposed or existing legislation or to obtain or maintain favourable, taxation or regulatory treatment of any Employer Company or any present or future Participant, including the adoption of a Country Schedule for the benefit of Employees of the Group working outside South Africa.

15.4.	The RemCom may terminate the Plan at any time, but Awards granted before such termination will continue to be valid and as described in the provisions of the Plan.

16.	DOMICILIUM AND NOTICES

16.1.
The parties choose domicilium citandi et executandi for all purposes arising from this Plan, including, without limitation, the giving of any notice, the payment of any sum, the delivery of Shares, the serving of any process, as follows:

16.1.1.	the Company, the company secretary and the RemCom: The address of the registered office of the Company from time to time;

16.1.2.	Employer Company: The address of the Registered Office of the Employer Company from time to time;

16.1.3.	each Participant: The physical address and electronic address from time to time reflected as being his address and/or electronic address in the Employer Company's relevant system from time to time.

16.2.
Any of the above persons shall be entitled from time to time, by written notice to the other, to vary its domicilium to any other physical address and/or its facsimile number and/or (in the case of a Participant) his electronic address; provided in the case of a Participant such variation is also made to his details on the Employer Company's payroll system.

16.3.	Any notice given and any delivery or payment made by any of the above persons to any other which:

16.3.1.
is delivered by hand during the normal business hours of the addressee at the addressee's domicilium for the time being, shall be rebuttably presumed to have been received by the addressee at the time of delivery;

16.3.2.
is delivered by courier during the normal business hours of the addressee at the addressee's domicilium for the time being, shall be rebuttably presumed to have been received by the addressee on the 3rd (third day) after the date of the instruction to the courier to deliver to the addressee;

16.3.3.
is posted by prepaid registered post from an address within the Republic of South Africa to the addressee at the addressee's domicilium for the time being, shall be rebuttably presumed to have been received by the addressee on the 7th (seventh) day after the date of posting.

16.4.
Any notice given that is transmitted by electronic mail and/or facsimile to the addressee at the addressee's electronic address and/or facsimile address (as the case may be) for the time being, shall be presumed, until the contrary is proved by the addressee, to have been received by the addressee on the date of successful transmission thereof.

16.5.
Any notice or other document given to any Participant pursuant to the Plan may be delivered to him or sent by post to him at his home address according to the records of the Employer Company or such other address as may appear to the RemCom to be appropriate. Notices or other documents sent by post will be deemed to have been given 7 (seven) days following the date of posting if sent by post.

16.6.
Any notice or document given to the Employer Company pursuant to the Plan may be delivered to it or sent by post to its registered office marked for the attention of the company secretary of the Employer Company, or such other address as may be specified by the Employer Company and the documents will not be deemed to have been received before actual receipt by the company secretary of the Employer Company.

17.	DISPUTES

17.1.	Any dispute arising under the Plan shall be decided by arbitration in the manner set out in Rule 17.

17.2.	The arbitration shall be held subject to the provisions of this Plan:

17.2.1.	at Johannesburg;

17.2.2.	informally;

17.2.3.	otherwise in accordance with the provisions of the Arbitration Act, No. 42 of 1965, as amended,

it being the intention that, if possible it shall be held and concluded within 21 (twenty-one) Business Days, after it has been demanded.

17.3.	The arbitrator shall be, if the question in issue is:

17.3.1.
primarily an accounting matter, an independent accountant with not less than 15 (fifteen) years experience agreed upon between the parties. In the event that the parties cannot agree within 7 (seven) Business Days, a chartered accountant to be nominated by the Executive President for the time being of the South African Institute of Chartered Accountants;

17.3.2.
primarily a legal matter, a practising senior counsel or attorney with no less than 15 (fifteen) years standing agreed upon between the parties. In the event that the parties cannot agree within 7 (seven) Business Days, a practising attorney nominated by the President for time being of the Law Society of the Northern Provinces;

17.3.3.	any other matter, an independent person agreed upon between the parties.

17.4.	An aggrieved party may appeal against the arbitration award within 10 (ten) Business Days after receipt of the arbitration award by lodging a notice of appeal with the other party.

17.5.
Where an appeal is made, 2 (two) practising senior counsel of at least 15 (fifteen) years standing shall be appointed as chairpersons of the appeal.  If the parties are unable to agree on the chairpersons for the appeal the provisions of Rule 17.3 shall mutatis mutandis apply with the changes required by the context.  The chairpersons shall meet the parties within 7 (seven) Business Days after their appointment to determine the procedure for the appeal.

18.	GOVERNING LAW South African law governs the Plan. All Employer Companies and Participants submit to the jurisdiction of the South African courts as regards any matter arising under the Plan.

This Plan was duly adopted at a shareholders meeting of the Mix Telematics Limited held at Matrix Corner, Howick Close, Waterfall Park, Midrand, Johannesburg on 17 September 2014, the Rules of the Plan having been made available for inspection for at least 14 (fourteen) days prior to the general meeting at the Company’s registered office.14.7

Chairman of the General Meeting